Exhibit 99.2

OfficeMax 263 Shuman Blvd, Naperville, IL 60563

News Release

Media Contact	Investor Relations Contacts
Bill Bonner	Mike Steele	Tony Giuliano
630 864 6066	630 864 6826	630 864 6820

For Immediate Release

OFFICEMAX CONTRIBUTES SHARES OF OFFICEMAX COMMON STOCK TO ITS QUALIFIED PENSION PLANS

Voluntary excess contribution reduces underfunded balance and maintains financial flexibility

Company expects contribution to be accretive to earnings in 2010

NAPERVILLE, Ill., November 3, 2009 — OfficeMax® Incorporated (NYSE: OMX), a leader in office products and services, today announced that it has completed the voluntary excess contribution of 8,331,722 shares of OfficeMax common stock to its frozen qualified pension plans.  The company’s intent to make the voluntary contribution was first announced on October 29, 2009.

The net effect of the contribution on earnings per share, including the impact of increased shares outstanding, is expected to be minimal in 2009 and accretive in 2010.  Based on actuarial assumptions, this excess 2009 contribution is expected to reduce required pension contributions over the next five years by approximately $100 million.

As of December 27, 2008, the pension plans were underfunded by $435 million.  According to a current estimate of plan assets including the impact of the voluntary contribution of stock and projected discounted obligations, the underfunding has decreased to approximately $300 million.  As a result, the plan’s obligations are now estimated to be approximately 78% funded.

The shares were contributed to the plans in a private placement.

An independent fiduciary, Evercore Trust Company, N.A., will make all investment decisions with respect to the contributed shares.

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future.  Management believes that these forward-looking statements are reasonable.  However, the company cannot guarantee that future events will not impact the return on the company stock contributed to the pension plan and affect the future funding obligations we predict, or that its actual results will be consistent with the forward-looking statements and you should not place undue reliance on them.  These statements are based on current expectations and speak only as of the date they are made.  The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.  Important factors regarding the company that may cause results to differ from expectations are included in the company’s Annual Report on Form 10-K for the year ended December 27, 2008, under Item 1A “Risk Factors”, and in the company’s other filings with the SEC.

About OfficeMax

OfficeMax Incorporated (NYSE: OMX) is a leader in both business-to-business office products solutions and retail office products.  The OfficeMax mission is simple. We help our customers do their best work.  The company provides office supplies and paper, in-store print and document services through OfficeMax ImPress®, technology products and solutions, and furniture to consumers and to large, medium and small businesses.  OfficeMax customers are served by over 30,000 associates through direct sales, catalogs, e-commerce and more than 1,000 stores.  To find the nearest OfficeMax, call 1-877-OFFICEMAX.  For more information, visit www.officemax.com.

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